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                              Safety-Kleen Corp.
                            Non-Employee Director
                           Equity Compensation Plan









Effective May 9, 1997
                              SAFETY-KLEEN CORP.
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                            NON-EMPLOYEE DIRECTOR
                           EQUITY COMPENSATION PLAN


Safety-Kleen Corp. ("Company") hereby adopts the Safety-Kleen Corp. Non-Employee Director Equity Compensation Plan ("Equity Plan"), effective May 9, 1997, to read as set forth in this document.

1.   PURPOSE.

The primary purpose of the Equity Plan is to advance the interests of the Company and its stockholders by providing a means by which the compensation of Non-Employee Directors may be paid in the form of equity or equity equivalents. By thus compensating Non-Employee Directors and increasing their equity or equity equivalent position in the Company, the Company seeks to attract, retain, compensate and motivate those highly competent individuals upon whose judgment, initiative, leadership, and continued efforts the success of the Company in large measure depends.

2.   DEFINITIONS.

As used herein, the following terms shall have the meanings hereinafter set forth:

     (a) "Account" shall mean the record of Deferred Stock Units held for a Non-Employee Director under the terms of the Equity Plan.

     (b) "Annual Retainer" shall mean a Non-Employee Director's annual retainer from the Company, as set from time to time by the Board.

     (c)   "Board" shall mean the Board of Directors of the Company.

     (d) "Change of Control" shall mean the first to occur of any one or more of the following:

           (i) the acquisition or holding by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (each individually an "Acquiring Party"), other that by the Company, any Subsidiary or any employee benefit plan of the Company or a Subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the then-outstanding Common Stock or the then-outstanding Voting Power of the Company; provided, however, that no Change of Control shall occur solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 60% of both the then-outstanding common stock and the then-outstanding

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                 Voting Power of such corporation are then
                 beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Common Stock immediately before such acquisition, in substantially the same proportions as their respective ownership, immediately before such acquisition, of the then-outstanding Common Stock and Voting Power of the Company; or

           (ii) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company's stockholders was approved by at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 under the Exchange Act) shall be deemed to be a member of the Incumbent Board; or

           (iii) approval by the stockholders of the Company of (A) a merger, reorganization or consolidation (an "Extraordinary Transaction") with respect to which persons who were the respective beneficial owners of the Common Stock immediately before such Extraordinary Transaction would not, if such Extraordinary Transaction were to be consummated immediately after such stockholder approval (but otherwise in accordance with the terms presented in writing to the stockholders of the Company for their approval), beneficially own, directly or indirectly, more than 60% of both the then-outstanding Common Stock and the then-outstanding Voting Power of the corporation resulting from such Extraordinary Transaction, of the then-outstanding Common Stock and Voting Power of the Company,
                 (B) a liquidation or dissolution of the Company or (C) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions.

Notwithstanding the foregoing, a Change of Control will not occur with respect to any person who is, by agreement or understanding (written or otherwise), a participant on such person's own behalf in a transaction which causes the Change of Control to occur.

     (e)   "Common Stock" means the common stock of the Company.

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     (f)   "Company" means Safety-Kleen Corp., a Wisconsin corporation, and its successors.

     (g) "Deferred Stock Unit" means the right to receive one Share in the future, subject to the provisions of the Equity Plan.

     (h) "Dividend Date" means the record date for each regular quarterly cash dividend on Common Stock.

     (i)   "Effective Date" means May 9, 1997.

     (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (k) "Equity Plan" means the Safety-Kleen Corp. Non-Employee Director Equity Compensation Plan, as set forth herein as the same shall be amended from time to time.

     (l) "Fair Market Value Per Share" as of any date means the closing sale price for Common Stock as reported for the New York Stock Exchange Composite Transactions as reported in the Midwest Edition of the WALL STREET JOURNAL for that date, or if not so traded, the simple arithmetic mean between the closing bid-and-asked prices thereof as reported for such Exchange on that date.

     (m) "Meeting Fees" shall mean the fees paid to each Non-Employee Director by the Company for attending a Board or Board committee meeting, as set from time to time by the Board.

     (n) "Non-Employee Director" means any person who is a member of the Board and who, as of the Payment Date with respect to which such status is relevant, is not an employee of the Company or any of its Subsidiaries.

     (o) "Payment Date" means (i) each day, as designated by the Board, as of which a Non-Employee Director's Meeting Fees are payable, and (ii) the day or days each year, as designated by the Board, as of which a Non-Employee Director's Annual Retainer is payable.

     (p)   "Share" means a share of Common Stock.

     (q) "Subsidiary" means a corporation, partnership or other entity of which the Company owns securities consisting of more than 50% of the Voting Power.

     (r) "Unforeseeable Emergency" means a severe financial hardship to the Non-Employee Director resulting from a sudden and unexpected illness or accident of the Non-Employee Director or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of a Non-Employee Director, the loss of

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the Non-Employee Director's property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Employee Director. The circumstances that will constitute an Unforeseeable Emergency will be determined by the Company depending upon the facts of each case, in a manner consistent with Treasury Regulation Section 1.457-2(h)(4) and (5).

     (s) "Voting Power" means the combined voting power of the then-outstanding securities of a corporation entitled to vote generally in the election of directors.

3.   ELIGIBILITY.

Each Non-Employee Director as of a Payment Date shall participate in the Equity Plan and shall continue to participate until he or she is no longer a Non-Employee Director and Shares have been distributed for any Deferred Stock Units held for him or her under the Equity Plan.

4.   SHARES OF COMMON STOCK AVAILABLE.

     (a) The number of Shares that may be issued under the Equity Plan, pursuant to paragraphs 5 and 7 hereof shall not exceed 100,000, subject to proportionate adjustment as determined by the Board (provided that if a Change of Control has occurred, then such determination shall be made by a majority of the Incumbent Board) in the event of any change in the outstanding Shares by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure or in the event any dividend is paid in Shares or other property.

     (b) Shares issued under the Equity Plan may be newly issued Shares or Shares that have been reacquired by the Company. Subject to Paragraph 13(d), unless counsel has advised the Company that such action would violate a law applicable to the Company, the Company shall reacquire a whole number of Shares equal to the aggregate Shares payable hereunder as of each Payment Date and the aggregate Deferred Stock Units credited hereunder as of each Payment Date and each Dividend Date.

5.   PAYMENT OF RETAINER AND FEES.

     (a) If a member of the Board is a Non-Employee Director (i) his or her Annual Retainer shall be paid in Shares or Deferred Stock Units as elected by him or her pursuant to subparagraph (b), and (ii) his or her Meeting Fees shall be paid as provided in clause (i), or in cash, as elected by him or her pursuant to subparagraph (b). The number of Shares or Deferred Stock Units paid to a Non-Employee director shall be determined by dividing the amount of Annual

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Retainer or Meeting Fees then being paid by the Fair Market Value Per Share on the Payment Date.

     (b) Except as provided in the next sentence, an election by a Non-Employee Director under subparagraph (a) shall be made on a form provided by the Company and shall be filed with the Company (i) with respect to his or her Annual Retainer, no later than December 31 of the calendar year preceding the year for which the Annual Retainer is paid; and (ii) with respect to his or her Meeting Fees, no later than the 30th day before the meeting for which the Meeting Fee is paid. Notwithstanding the foregoing, either such election may be filed, effective for Annual Retainer and/or Meeting Fees payable after the date it is filed, (i) within 30 days after the Effective Date, or (ii) within the first 30 days after the individual making the election first becomes a Non-Employee Director. In the absence of an election to the contrary, each payment with respect to Annual Retainer shall be made in Shares and each payment with respect to Meeting Fees shall be made in cash.

6.   DEFERRED STOCK ACCOUNT.

     (a) The Company shall establish an Account for each Non-Employee Director who elects to defer his or her Annual Retainer and/or Meeting Fees into Deferred Stock Units hereunder. On each Payment Date, the Company shall credit the Account with the number of Deferred Stock Units specified in Paragraph 5(a).

     (b) At any time a balance is maintained in a Non-Employee Director's Account, there shall be credited to the Account of such Non-Employee Director additional Deferred Stock Units on each Dividend Date. The number of additional Deferred Stock Units credited to the Non-Employee Director's Account shall be determined by (i) multiplying the total number of Deferred Stock Units (including fractional Deferred Stock Units) credited to such Account immediately prior to the Dividend Date by the amount of the dividend per share and (ii) dividing the product of clause (i) by the Fair Market Value Per Share as of the date preceding the Dividend Date.

     (c) In the event of any change in the outstanding Shares by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or any other change in corporate structure or in the event any dividend is paid in Shares or other property, the number of Deferred Stock Units credited to each Non-Employee Director's Account shall be adjusted in such manner as the Board shall determine to be fair under the circumstances, except that if a Change of Control shall have occurred, then such determination shall be made by a majority of the Incumbent Board. In the case of dividends payable in property, the amount paid shall be based on the fair market value of the property at the time of distribution of the dividend, as

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determined by a majority of the Board, or in the event of a Change of
Control, by a majority of the Incumbent Board.

7.   DISTRIBUTION.

     (a) A Non-Employee Director may specify on any form described in Paragraph 5(b) the date on which distribution of the portion of his or her Account attributable to Annual Retainer and/or Meeting Fees covered by such form is to be made or, in the case of a distribution in installments, the date distribution is to begin, and whether such distribution is to be made in a lump sum or in up to five equal annual installments. No date for distribution may be elected that is earlier than the January 1 that is at least one year after any Payment Date in the year for which the form is filed. If approved by the Board, a Non-Employee Director who has elected a distribution date or distribution commencement date may amend the elected date to elect a later distribution date or distribution commencement date or a different form of payment; provided that such subsequent election is made before the January 1 that is at least one year before the distribution date previously elected. Subject to Paragraph 8, if no date is specified for distribution, a Non-Employee Director's Account shall become payable as of the Non-Employee Director's termination from service on the Board.

     (b) In the event of the death of a Non-Employee Director, the Deferred Stock Units then credited to the Account shall be converted to Shares, as provided above, as of the date of the Non-Employee Director's death, and such Shares shall be paid to such surviving beneficiary or beneficiaries as the Non-Employee Director may have designated by notice in writing to the Company (on a form prescribed by the Company for that purpose), or, if no beneficiaries are so designated, to the legal representative of such Director's estate.

     (c) If a Non-Employee Director shall become totally and permanently disabled, as determined by a majority of the Board, while he or she is a member of the Board, the Deferred Stock Units then credited to the Account as of the date of such total and permanent disability shall be converted to Shares, as provided above, and such Shares shall be paid to such Non-Employee Director, or his or her personal representative, within one hundred and twenty days of the date of such determination of total and permanent disability.

     (d) If a Non-Employee Director incurs an Unforeseeable Emergency, he or she may elect to make a withdrawal from his or her Account, but only to the extent reasonably needed to satisfy the emergency need. A Non-Employee Director who wishes to receive a distribution pursuant to this Paragraph shall apply for such distribution on forms provided by the Company and shall provide information to the Company reasonably necessary to permit it to determine

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whether an Unforeseeable Emergency exists and the amount of the distribution reasonably needed to satisfy the emergency need.

8.   ACCELERATION OF DISTRIBUTION.

     (a) Notwithstanding any other provision of the Equity Plan, if a Change of Control occurs and at any time after the occurrence of such Change of Control either of the following events occurs:

           (i) The Non-Employee Director ceases for any reason to be a member of the Board; or

           (ii)  The Equity Plan is terminated;

           then the Deferred Stock Units then credited to the Account shall be converted to cash based on the "Acceleration Price" (as defined below) and such cash shall be paid to such Director. Such payment shall be made by the Company as promptly as practicable, but not later than thirty days following the date on which the right to such payment arose.

     (b) For purposes of this Paragraph, "Acceleration Price" shall mean the greatest of:

           (i)   The highest reported sales price of a Share within the sixty
                 (60) days preceding the date of the Change of Control, as reported on any securities exchange upon which Common Stock is listed;

           (ii) The highest price of a Share as reported in a Schedule 13D or an amendment thereto that is paid within the sixty (60) days preceding the date of the Change of Control;

           (iii) The highest tender offer price paid for a Share; and

           (iv)  Any cash merger or similar price.

9.   NONTRANSFERABILITY OF SHARES OR DEFERRED STOCK UNITS.

No Shares that have not yet been issued pursuant to Paragraph 5 or 7, or Deferred Stock Units, shall be pledged, hypothecated or transferred by a Non-Employee Director other than by will or the laws of descent and distribution.

10.  AMENDMENT AND TERMINATION.

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The Board, or any committee to the extent authorized by the Board, may make such modifications to the Equity Plan as it shall deem advisable, without approval of the stockholders of the Company, except as such stockholder approval may be required under the listing requirements of any securities exchange registered under the Exchange Act on which are listed any of the Company's equity securities. Notwithstanding the foregoing, paragraph 8 may not be amended or modified after the occurrence of a Change of Control, except to the extent that an individual with an Account affected by such amendment or modification consents thereto.

11.  TERM.

The Equity Plan shall continue in effect without limit unless and until the Board otherwise determines or until all Shares reserved hereunder have been issued.

12.  COMPLIANCE WITH SECURITIES LAWS.

It is the Company's intent that the Equity Plan comply with the provisions of the Securities Act of 1933 and the Exchange Act (including Section 16 of the Exchange Act and the rules promulgated thereunder). To the extent that any provision of the Equity Plan is later found not to be in compliance with any of the foregoing, such provision shall be deemed to be amended to the minimum extent necessary so that it is in compliance.

13.  MISCELLANEOUS.

     (a) Neither the Equity Plan nor any action taken hereunder shall be construed as giving any individual the right to continue to serve as a member of the Board or otherwise to be retained in the service of the Company.

     (b) No Shares shall be issued hereunder unless and until counsel for the Company shall be satisfied such issuance will be in compliance with applicable federal, state and other securities laws and regulations.

     (c)   The expenses of the Equity Plan shall be borne by the Company.

     (d) Neither a Non-Employee Director nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of such Director, or the right to exercise any of the rights or privileges of a stockholder with respect to any Deferred Stock Unit credited to such Account, nor the right to receive any distribution under the Equity Plan except as expressly provided herein. The rights of the Director shall be those of an unsecured general creditor of the Company.

     (e) In accordance with the provision of the Equity Plan, the grant of Deferred Stock Units hereunder and the obligation of the Company to deliver

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Shares shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under any federal or state law or any ruling or regulation of any governmental body of national securities exchange which the Company shall, in its sole discretion, determine to be necessary or advisable.

      (f) The Equity Plan shall be interpreted by and all questions arising in connection herewith shall be determined by a majority of the Board, whose interpretation or determination, when made in good faith, shall be conclusive and binding, except in the event of a Change of Control, in which case such interpretation and determination shall be made by a majority of the Incumbent Board.

      (g) The provisions of the Equity Plan shall apply to and be binding upon the beneficiaries, distributees, personal representatives and any other successors in interest of the Non-Employee Director.

      (h) The Company shall be entitled to deduct from all distributions hereunder any taxes required to be withheld by federal, state or local law. Such deductions may be made by withholding Shares with a Fair Market Per Share equal to the amount of such taxes, if so elected by the Non-Employee Director and approved by the Company.


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